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                          January 26, 2021

       Gregory Quarles
       Chief Executive Officer
       APPLIED ENERGETICS, INC.
       2480 W Ruthrauff Road, Suite 140Q
       Tucson, AZ 85705

                                                        Re: APPLIED ENERGETICS,
INC.
                                                            Registration
Statement on Form S-1
                                                            File January 21,
2021
                                                            File No. 333-252306

       Dear Mr. Quarles:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Geoff
Kruczek at (202) 551-3641 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing
       cc:                                              Mary O'Hara